Exhibit 99.1

News > Smith-Midland > New Addition to the Board of Directors
September 12, 2012

SMC Announces the Addition of Frederick L. Russell, Jr. to its Board of Directors

MIDLAND, Va. - Smith-Midland Corporation (OTCBB: SMID) announced the election at its Annual Meeting of Shareholders held on September 12, 2012 of Frederick L. Russell, Jr. as its newest member to the Company's Board of Directors.

Mr. Russell is the Managing Partner at Virginia Capital, a private equity fund. He has held this position since its inception in 1996. He has more than 25 years of venture capital and private equity experience. Mr. Russell is on the Board of substantially all of Virginia Capital's active venture capital investments and is the Chairman of several of these companies. He is on the Board of Kinsale Capital, Virginia Business Media, SC Business Media, Tall Cotton Partners, Clear Signal Towers, Car Pool and Sewickley Partners. Fred was previously with a $1 billion private equity firm in Washington and a $100 million venture capital fund before that. Mr. Russell oversees the management of Tall Cotton Partners, which fund owns approximately 11.9% of the issued and outstanding shares of common stock of Smith-Midland.

Rodney Smith, Chairman and CEO stated “I am excited about the addition of Fred to the Board of Smith-Midland and the wealth of knowledge and experience he brings with him. I know that all shareholders will benefit from his addition.”

Smith-Midland develops, manufactures, licenses, rents, and sells a broad array of precast concrete products for use primarily in the construction, transportation and utilities Industries.

For more complete information on Smith-Midland Corporation, visit the Company's web site at SMITHDELAWARE.com. The “Investor Relations” area will include the Company's Form 10-K for the fiscal year December 31, 2011.

Media Inquiries:
William A. Kenter
wkenter@smithmidland.com
Sales Inquiries:
info@smithmidland.com